UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2015

CF Industries Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32597 (Commission File Number)	20-2697511 (I.R.S. Employer Identification No.)

4 Parkway North, Suite 400 Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 405-2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2015, the Board of Directors (the “Board”) of CF Industries Holdings, Inc. (the “Company”) elected Anne P. Noonan to the Board effective immediately. In connection with her election to the Board, Ms. Noonan has been appointed to serve as a member of the Compensation Committee of the Board and the Corporate Governance and Nominating Committee of the Board. Upon her election to the Board, Ms. Noonan received a restricted stock grant under the Company’s 2014 Equity and Incentive Plan with a fair market value of $120,000. In addition, as a non-employee director, Ms. Noonan is entitled to an annual cash retainer of $100,000, payable quarterly. She will receive an initial $25,000 retainer payment for the second quarter of 2015. Under the Company’s current director compensation arrangements, continuing non-employee directors other than the chairman of the Board receive an annual restricted stock grant with a fair market value of $120,000 (or, in the case of the chairman of the Board, $200,000) on the date of each annual meeting of the Company’s stockholders. Ms. Noonan has entered into the Company’s standard indemnification agreement for officers and directors, under which the Company is required to indemnify Ms. Noonan to the fullest extent permitted by the General Corporation Law of the State of Delaware in connection with any proceedings relating to her being or having been a director of the Company and to advance any expenses incurred by Ms. Noonan in connection with such proceedings. A form of the Company’s standard indemnification agreement was filed as Exhibit 10.10 to Amendment No. 2 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on July 20, 2005 (File No. 333-124949).

On June 22, 2015, the Company issued a press release regarding Ms. Noonan’s election to the Board. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated June 22, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2015	CF INDUSTRIES HOLDINGS, INC.

	By:	/s/ Douglas C. Barnard
		Name:	Douglas C. Barnard
		Title:	Senior Vice President, General
Counsel, and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated June 22, 2015